EXHIBIT 99.1

Constant Contact Closes Acquisition of SharpSpring

Acquisition will expand Constant Contact’s CRM capabilities

WALTHAM, MA and GAINESVILLE, FL - September 1, 2021 – Constant Contact, an established leader in online marketing, backed by Clearlake Capital Group, L.P. (together with its affiliates, “Clearlake”) and Siris Capital Group, LLC (together with its affiliates, “Siris”), announced today that it has completed its acquisition of SharpSpring (“SharpSpring”) (NASDAQ: SHSP).

The transaction, which was originally announced on June 22, 2021, was approved by SharpSpring’s stockholders on August 25, 2021. In connection with the closing of the transaction, SharpSpring will be delisted from NASDAQ.

“We are pleased to welcome the SharpSpring team to Constant Contact and expand our capabilities for current customers and offer a broader set of opportunities for new customers,” said Frank Vella, CEO, Constant Contact. “SharpSpring’s focus on lead management will be an essential element in building Constant Contact’s marketing automation platform to more holistically deliver results for small businesses.”

JMP Securities LLC acted as exclusive financial advisor and Godfrey & Kahn, S.C. acted as legal counsel to SharpSpring. Lazard acted as financial advisor to Constant Contact and Sidley Austin LLP acted as legal counsel to Constant Contact.

About Constant Contact

Constant Contact, an established leader in online marketing, simplifies the complex task of marketing your business, so you can achieve real results and sell more online. Whether it's setting up an online store, leveraging social and search features to get new customers, or sending great-looking emails with the power to drive more sales, we combine the right tools and advice to help get the results you want. Plus, our award-winning team of marketing advisors is there for each customer, every step of the way. For more information, visit: www.constantcontact.com.

About SharpSpring

SharpSpring (NASDAQ: SHSP) is a rapidly growing, highly-rated, global and affordable revenue growth platform delivered via a cloud-based Software-as-a-Service (SaaS) solution. More than 10,000 businesses around the world rely on SharpSpring platforms to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible contracts at a fraction of the price of competitors making it an easy choice for growing businesses and digital marketing agencies. Learn more at sharpspring.com.

About Clearlake

Founded in 2006, Clearlake Capital Group, L.P. is an investment firm operating integrated businesses across private equity, credit and other related strategies. With a sector-focused approach, the firm seeks to partner with experienced management teams by providing patient, long term capital to dynamic businesses that can benefit from Clearlake’s operational improvement approach, O.P.S.® The firm’s core target sectors are technology, industrials, and consumer. Clearlake currently has approximately $39 billion of assets under management, and its senior investment principals have led or co-led over 300 investments. The firm has offices in Santa Monica and Dallas. More information is available at www.clearlake.com and on Twitter @ClearlakeCap.

About Siris

Siris is a leading private equity firm that invests primarily in mature technology and telecommunications companies with mission-critical products and services, facing industry changes or other significant transitions. Siris’ development of proprietary research to identify opportunities and its extensive collaboration with its Executive Partners are integral to its approach. Siris’ Executive Partners are experienced senior operating executives that actively participate in key aspects of the transaction lifecycle to help identify opportunities and drive strategic and operational value. Siris has offices in New York, Palo Alto, and Palm Beach and has raised nearly $6 billion in cumulative capital commitments. For more information, visit www.siris.com.

Contacts

For Constant Contact:

Kristen Andrews

pr@constantcontact.com

For SharpSpring:

Gateway Investor Relations

SHSP@gatewayir.com

For Clearlake:

Jennifer Hurson

Lambert & Co.

845-507-0571

jhurson@lambert.com

For Siris:

Dana Gorman / Blair Hennessy

Abernathy MacGregor

212-371-5999

dtg@abmac.com / bth@abmac.com